Amendment to Fund Accounting and Administration Agreement

This Amendment dated as of April 30, 2016 (this “Amendment”) is to the Fund Accounting and Administration Agreement dated December 7, 2006, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”).  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Alex J. Marks	By:	/s/ Jeremy O. May
Name:	Alex J. Marks	Name:	Jeremy O. May
Title:	Secretary	Title:	President

APPENDIX A

Morningstar Conservative ETF Asset Allocation Portfolio
Morningstar Income and Growth ETF Asset Allocation Portfolio
Morningstar Balanced ETF Asset Allocation Portfolio
Morningstar Growth ETF Asset Allocation Portfolio
Morningstar Aggressive Growth ETF Asset Allocation Portfolio
ALPS/Alerian Energy Infrastructure Portfolio
ALPS/Stadion Tactical Defensive Portfolio
ALPS/Red Rocks Listed Private Equity Portfolio
ALPS/Stadion Tactical Growth Portfolio
ALPS/QMA Market Participation Portfolio